Exhibit 99.8

2001081/24/SCCM	27 May 2025

Charming Medical Limited

Room 1803-1806, 18/F

Hang Lung Centre

2-20 Paterson Street

Causeway Bay, Hong Kong

Attn: The Board of Directors

Dear Sir/Madam,

Re:	Hong Kong Legal Opinion in relation to Charming Medical Limited

We are qualified lawyers of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) and as such are qualified to issue this opinion (this “Opinion”) on the laws and regulations of Hong Kong effective as of the date hereof.

We have been engaged (the “Engagement”) as Hong Kong counsel to Charming Medical Limited (the “Company”), a company incorporated under the laws of the British Virgin Islands and limited by shares, and its subsidiaries incorporated in Hong Kong, as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended and the rules and regulations promulgated thereunder (the “Rules”), relating to the initial public offering (the “Offering”) by the Company of its Class A ordinary shares, par value US$0.0001 per share (the “Class A Ordinary Shares”) and listing of the Company’s Class A Ordinary Shares on the Nasdaq Capital Market (the “Transaction”). We have been requested to give this Opinion as to the matters set forth below.

A.	Assumptions

For the purpose of giving this opinion, we have examined copies of documents provided by the Company, Beautylab Group Medical Limited (“Beautylab”) and its 4 subsidiaries in Hong Kong, namely (1) Pilate International Trading Limited; (2) My Beauty Technology Limited; (3) Dream International Trading (Hong Kong) Limited and (4) Choliya Limited (together the “HK Subsidiaries”) and obtained other relevant documents as we deemed necessary or advisable for the purpose of rendering this Opinion.

Where certain facts were not independently established and verified by us, we have relied upon statements issued or made by, among others, appropriate representatives of the Company, Beautylab, or the HK Subsidiaries.

In rendering this Opinion, we have assumed without independent investigation that (the “Assumptions”):

(i)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all documents (the “Documents”) submitted to us in relation to the Engagement as originals are authentic, and all documents submitted to us as certified or photostatic copies conform to the originals;

(ii)	each of the parties to the Documents, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (b) if an individual, has full capacity for civil conduct; and each of them, has full power and authority to execute, deliver, and perform its/her/his obligations under such documents to which it/she/he is a party in accordance with the laws of its jurisdiction of organization or incorporation, or the laws to which it/she/he is subject;

(iii)	the Documents remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of such Documents after they were submitted to us for the purposes of this Opinion;

(iv)	the accuracy and completeness of all factual representations, whether via oral or written instructions, provided by the Company, Beautylab, and/or the HK Subsidiaries to us;

(v)	the information disclosed by company searches and/or other public searches in Hong Kong are accurate and complete as at the time of this Opinion and conforms to records maintained by the Company, Beautylab and/or the HK Subsidiaries, and that such searches would not fail to disclose any information which had been filed with or delivered to the Hong Kong Companies Registry and/or the relevant bodies but had not been processed at the time when the relevant searches were conducted;

(vi)	the rights and obligations of the parties to any Document governed by any law other than the laws of Hong Kong are legal, valid, binding and enforceable in accordance with their terms under that governing law (as to which we express no opinion);

(vii)	the laws of jurisdictions other than Hong Kong which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(viii)	the instructions and information provided by the Company, Beautylab and/or the HK Subsidiaries are true and accurate to our best belief; and

(ix)	there has been no change in the information contained in the latest records of the Company, Beautylab and the HK Subsidiaries and/or any other relevant company under the Hong Kong Companies Registry made up to the issuance of this opinion.

B.	Searches

We have carried out or instructed an agent to carry out and relied on the following searches (the “Searches”):

(i)	a search (the “Company Searches”) conducted on 27 May 2025 with the Companies Registry of Hong Kong in respect of the public records of the HK Subsidiaries, as at that date;

(ii)	a search (the “Intellectual Property Searches”) conducted on 27 May 2025 with the Intellectual Property Department of Hong Kong in respect of the public records of the trademarks and patents ownership of the Company, Beautylab, the HK Subsidiaries and their respective directors, at that date; and a public search conducted on 27 May 2025 in respect of the domain name registration of Beautylab; and

(iii)	a search conducted by Commercial Business Information Limited on 12 May 2025 on (a) the winding-up records from the Official Receiver’s Office of Hong Kong (“Winding-Up Searches”) against the Company, Beautylab and the HK Subsidiaries; (b) the litigation records of the Court of Final Appeal, the High Court of Hong Kong, the Court of Appeal, District Court, Small Claims Tribunal, Lands Tribunal and Labour Tribunal of Hong Kong within the past 15 years for civil litigation records (“Civil Litigation Search”) against the Company and its directors, Beautylab and the HK Subsidiaries; and (c) the criminal records in Court of Final Appeal, High Court, the Court of Appeal, District Court and the Magistrates’ Courts in Hong Kong within the past 15 years against the Company and its directors, Beautylab and the HK Subsidiaries (the “Criminal Litigation Search”).

We have not made any other searches or enquiries.

C.	Opinions

Subject to the Assumptions, the Qualifications and the Searches set forth herein and subject to any matters not disclosed to us, and having regard to such considerations of the laws of Hong Kong in force as at the date of this Opinion as we consider relevant, we are of the Opinion that:

(i)	the HK Subsidiaries are validly existing and in good standing under the laws of Hong Kong. Save as disclosed in the Registration Statement, the HK Subsidiaries are not involved in any material legal proceedings or any legal, governmental, arbitrative proceedings, actions, decisions, demands or orders before any competent court, government agency or arbitration body in Hong Kong;

(ii)	based on the Documents provided to us, public searches conducted on 27 May 2025, and the Company’s Confirmation, the allotment and issue of shares of the HK Subsidiaries effected prior to this date are valid and legal, and there are no liens, charges and encumbrances on such shares;

(iii)	based on the search conducted by Commercial Business Information Limited on 12 May 2025 and on the public searches conducted on 27 May 2025, there are no winding-up petitions filed against the Company, Beautylab, and the HK Subsidiaries; and

(iv)	the Transaction as set forth in the Registration Statement is not in violation of the laws of Hong Kong; and

(v)	the statements set forth in the Registration Statement on the cover page, and under the captions “Prospectus Summary - Risk Factors Summary - Permission Required from Hong Kong Authorities”, “Business”, “Regulations”, “Taxation – Hong Kong Taxation”, “Enforceability of Civil Liabilities – Hong Kong” and “Legal Matters”, insofar as such statements purport to describe or summarise Hong Kong legal matters currently in effect at the date of this opinion, are true and accurate in all material respects, and represent a fair and accurate summary in all material respects of the Hong Kong legal matters stated therein as at the date hereof.

D.	Qualifications

Our opinion expressed above is subject to the following qualifications (“Qualifications”):

(i)	our opinion is limited to the laws of Hong Kong of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than Hong Kong. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than Hong Kong;

(ii)	the laws of Hong Kong referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect. Our opinion is given on the basis that we have no obligation to notify any addressee of this opinion of any change in Hong Kong laws or its application after the date of this opinion;

(iii)	our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (d) the discretion of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong;

(iv)	this Opinion is issued based on our understanding of the laws of Hong Kong that are currently in effect. For matters not explicitly provided under the laws of Hong Kong, the future interpretation, implementation and application of the specific requirements under the laws of Hong Kong are subject to the final discretion of competent Hong Kong legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will not ultimately take a view that is contrary to our opinion stated above;

(v)	we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, Beautylab, and the HK Subsidiaries and public searches conducted in Hong Kong and such matters of facts and the legal conclusions drawn therefrom are subject to any limitation, disclaimers or qualifications therein, and that they are further subject to and limited by the documents and information made available to us, including without limitation the Company’s, Beautylab’s, and the HK Subsidiaries’ internal records, corporate records, and other documents which may not be a complete and accurate representation or record of the matters contained therein;

(vi)	this Opinion is intended to be used in the context which is specifically referred to herein. It should be read as a whole and each paragraph of the Opinion should not be read independently;

(vii)	as used in this Opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the solicitors of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this Opinion;

(viii)	nothing in this Opinion shall be construed as an opinion that the Registration Statement complies with any legal or regulatory requirement as to its contents; and

(ix)	this Opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This Opinion is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the Opinion.

This Opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly filed with the U.S. Securities and Exchange Commission on the date of this Opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Fairbairn Catley Low & Kong
Fairbairn Catley Low & Kong